Exhibit 99.1

FOR IMMEDIATE RELEASE

Brazil Gold Launches Next Generation Mineral Exploration Technology Initiative;
Phillip Jennings Appointed CEO

BELLEVUE, WA — September 15, 2011 -- Brazil Gold Corp. (OTCBB: BRZG) today announced it is launching a next-generation, mineral exploration technology initiative utilizing a patented advanced search and analytical technology known as Unified Pattern Processing ("UPP").  The Company has signed an MOU with Software Sciences Corporation ("SSC") to adapt and market UPP for a mineral and hydrocarbon exploration vertical software application.

Under the terms of the Agreement, the two companies will work together to jointly develop the UPP minerals exploration application.  SSC will provide technological development, service and support, and Brazil Gold will provide project management, sales and marketing.

UPP is a patented pattern recognition technology, using proprietary algorithms and artificial intelligence programs, which can find relationships in organized or unorganized databases which are often missed by 'model bias.'  SSC has a successful track record utilizing UPP in projects with numerous government agencies and private companies, ranging from military battlefield applications for the U.S. Department of Defense (DOD) to marketing activities for an international finance firm.  The Brazil Gold/SSC venture is to develop the mineral exploration application software.

UPP Management and Commercialization

Brazil Gold principals are involved in the development of semantic computing – the ability for analytical computing tools to read and learn from data.  Phillip Jennings, who has served as the Brazil Gold President since July 1, 2010, has worked with the principals of SSC for over ten years.  As a principal and senior business executive, Mr. Jennings has a 25-year track record of commercializing disruptive information technologies in various industries (see "Phillip Jennings Bio," below).  He will lead Brazil Gold's initiative to commercialize UPP in partnership with SSC.  Accordingly, the Board of Directors has named Mr. Jennings Chief Executive Officer, succeeding Leigh Freeman, who remains Chairman of the Board.

Management Comments

Leigh Freeman, Brazil Gold Chairman, said, “UPP is an initiative that we believe has significant potential as a new, disruptive and value added technology for both the mineral oil and gas exploration industries.”

"Brazil Gold's UPP initiative capitalizes on our management's combination of technology expertise, extensive geological and mining experience and access to this technology.  Under Phil's leadership, we expect UPP will provide the company a competitive advantage and offer shareholders an additional opportunity for value creation.”

“As a result,” Mr. Freeman said, “we will concentrate our company’s resources and energy to capitalize on the UPP initiative.  Our exploration activity, including the previously announced Peru prospect, will be suspended.”

Commenting on the UPP opportunity, Brazil Gold Chief Executive Officer Phillip Jennings said, "The basic UPP algorithms have been available and utilized in various industries for years. We can now apply them to vertical markets primarily due to the increased computational power available from relatively modest investments. Not many years ago, it would have been unthinkable for a small company like Brazil Gold to invest in computers which process data at trillions of bits per second.  This allows us to gather, organize, fuse, process and analyze vast amounts of data quickly.”

"Semantic computing is a significant leap forward. It brings a new spectrum to predictive analysis.  As minerals become more precious and difficult to find, industry must employ enhanced technological tools to cut costs and increase productivity.  We believe that semantic computing can increase the efficacy of our search models.”

"Brazil Gold is well positioned to capitalize on these accelerating trends," Mr. Jennings added. "I am honored to lead our company into a new era technologically. Enhanced technology can lead to lower finding costs, which can lead to lower consumer costs for energy.  Our unofficial mantra at Brazil Gold is ‘find more, use less.’  Alternative sources of energy will be an important segment of our future.”

Phillip Jennings Bio

As a principal and executive, Phillip Jennings has an extensive track record of commercializing a variety of technologies. This includes: Founder (1994) and CEO of Teleres where, with Dow Jones & Co. and AEGON USA, he built the first national online commercial real estate analytics company -- before the Internet era; Co-founder of the first national online real estate system in China (Nasdaq-listed Soufun Holdings) the first and now largest real estate portal in the world with a market cap of over US$2 billion; Co-founder of First Forge, a quant fund operating since 2006; Founder and CEO of ACT Inc. (Apartment and Commercial Technologies) -- later Darwin Networks -- one of the first national distributors of high-speed Internet services using then new DSL technology with Microsoft.  He also brings extensive experience in the petroleum exploration industry, with emphasis on South America, as principal of CPK Energy, LLC, and is currently a principal in three advanced technological companies.

Forward-Looking Statements
Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. The statements by our officers, and other statements regarding: optimism related to the business; expanding exploration and development activities; conversion of an LOI into, and completing, a binding agreement for mineral project acquisitions; as well as the prospects, forecasts and projections for such mineral projects under LOI or owned; and other statements in this press release are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company's business. Actual results could vary materially from the description contained herein due to many risk factors that affect the industry the Company operates in and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Company Contact:
Lisa Boksenbaum
Investor Relations
425-922-0072
info@brazilgold.com
www.brazilgold.com